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                                                                     EXHIBIT 3.5

       CERTIFICATE OF DETERMINATION OF RIGHTS, PRIVILEGES AND PREFERENCES
                           SERIES A PREFERRED STOCK OF
                     CARACO PHARMACEUTICAL LABORATORIES LTD.

         The Chairman of the Board and Secretary hereby certify that:

         1. They are the duly elected and acting Chairman of the Board and Secretary, respectively, of CARACO PHARMACEUTICAL LABORATORIES LTD., a Michigan corporation (the "Corporation").

         2. Pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation at a meeting of the Board of Directors at which a quorum was present, held on November 30, 1994, has adopted the following resolution:

         Whereas, the Articles of Incorporation of the Corporation authorizes one class of shares designated preferred shares, comprising 5,000,000 shares issuable from time to time (the "Preferred Stock"), and one class of shares designated common shares, comprising 10,000,000 shares issuable from time to time (the "Common Stock"); and

         Whereas, the Board of Directors of the Corporation is authorized to issue shares of Preferred Stock in series and to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon each series of Preferred Stock; and

         Whereas, the Corporation has not heretofore issued any of such Preferred Stock and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series A Preferred Stock and the number thereof;

         Now, Therefore, Resolved, that the Board of Directors hereby provides for the issue of a series of Preferred Stock of the Corporation consisting of 285,714 shares designated as "Series A Preferred Stock", and hereby fixes the rights, privileges, preferences, restrictions and other matters relating to the Series A Preferred Stock as follows:

         1. Dividend Rights.

         The holders of the Series A Preferred Stock shall be entitled to receive dividends accruing from and after January 1, 1997, at the rate of Twenty-One Cents ($.21) per share per year, payable in cash annually. Dividends on the Series A Preferred Stock shall be payable out of any funds legally available therefor, prior and in preference to any dividend payment with respect to Common Stock. Dividends on the Series A Preferred Stock shall be cumulative, so that if dividends required to be paid on such stock for any year shall not have been paid, the amount of the deficiency shall be paid in full, without interest, together with any dividends due for the current year, before any distribution of any kind shall be paid to the holders of the Common Stock.

         2. Voting Rights.

         Except as otherwise required by law or provided herein, holders of Series A Preferred Stock shall have no voting rights.


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         3. Liquidation Preference.

         In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series A Preferred Stock will be entitled to receive out of the assets of the Corporation, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other series of Preferred Stock or of the Common Stock by reason of their ownership thereof, the amount of Three Dollars and Fifty Cents ($3.50) per share (as appropriately adjusted for stock splits, stock dividends, recapitalizations, and similar events) for each share of Series A Preferred Stock then held by them, plus all accrued and unpaid cumulative dividends with respect thereto, and will not be entitled to receive any portion of the remaining assets of the Corporation. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the whole preferential amount, then the entire assets and funds of the Corporation legally available for distribution to the holders of the capital stock of the corporation will be distributed ratably among the holders of the Series A Preferred Stock and the holders of any other series of Preferred Stock whose liquidation rights are in parity with those of Series A Preferred Stock, and the holders of any other series of Preferred Stock (if any) and of Common Stock shall receive nothing. After payment has been made to the holders of the Series A Preferred Stock of the full amounts to which they are entitled as aforesaid, any remaining assets will be distributed ratably to the holders of other series of Preferred Stock (if any) and of Common Stock. The holders of the Series A Preferred Stock shall not be entitled to participate in dividends or distributions upon liquidation or dissolution of the Corporation, other than their priority dividends and priority liquidation distribution as provided herein.

         4. Conversion.

         The holders of the Series A Preferred Stock shall be entitled to convert their shares to shares of Common Stock as follows:

         (a) Right to Convert. Each share of Series A Preferred Stock may at the option of the holder of record be converted prior to January 1, 2004, into one share of Common Stock, subject to adjustment as set forth below. To the extent not previously exercised, the right to convert shall then terminate.

         (b) Fractional Shares Upon Conversion. No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock and any fractional shares which otherwise result from conversion by a holder of all his shares of Series A Preferred Stock then being converted (taken together as a group) will be redeemed by payment in cash of an amount equal to such fraction by the then effective market price per share of Common Stock as promptly as funds legally are available therefor.

         (c) Adjustment for Combination or Consolidations of Common Stock. In the event the Corporation at any time or from time to time After December 1, 1994, effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series A Preferred Stock, then the existing conversion ratio for the Series A Preferred Stock will be increased or decreased proportionately.

         (d) Adjustment for Dividends, Distributions and Common Stock Equivalents. In the event the Corporation at any time or from time to time after December 1, 1994, makes or issues a dividend payable in Common Stock to holders of record of its Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of




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Common Stock or other securities or rights ("Common Stock Equivalents"), convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for Common Stock Equivalents or the additional shares of Common Stock, then and in such event, for the purpose of protecting the holders of Series A Preferred Stock from any dilution in connection therewith, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividends or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such a record date. In each such event the then existing conversion ratio for the Series A Preferred Stock will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the conversion ratio for the Series A Preferred Stock by a fraction, the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents, and the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, if such record date has been fixed and such dividend is not fully paid or if such distribution is not made on the date fixed therefor, the conversion ratio for the Series A Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the conversion ratio for the Series A Preferred Stock will be adjusted pursuant to this paragraph 4(d)
(iii) as of the date of actual payment of such dividends or distributions.

         (e) Mechanics of Conversion. Before any holder of Series A Preferred Stock will be entitled to convert the same into shares of Common Stock, he will surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and will give written notice to the Corporation stating the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he will be entitled as aforesaid. Such conversion will be deemed to have been made immediately prior to the close of business on the date delivery of said notice to the Corporation of its transfer agent, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (f) No Impairment. The Corporation, whether by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         (g) Reservation of Stock Issuable Upon Conversion. The Corporation at all times will observe and keep available out of its authorized but unissued shares of Common Stock solely for the purposes of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all the then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as may be available to the holders of Series A Preferred Stock for such failure, the



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Corporation will take such actions as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purposes.

         5. Redemption.

         The Series A Preferred Stock shall not be subject to redemption by the Corporation.

         6. Covenants.

         In addition to any other rights by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock, will not:

         (a) Amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or By-laws or this certificate of determination of rights, privileges and preferences if such action would alter or change the preferences, rights, privileges or power of, or the restrictions provided for the benefit of, any Series A Preferred Stock, or increase or decrease the number of shares of Series A Preferred Stock authorized hereby;

         (b) Authorize or issue shares of any class or series of stock (other than the Series A Preferred Stock expressly authorized herein) having any preference or priority as to dividends, assets, or other right superior to any such preference or priority of the Series A Preferred Stock, or authorize or issue shares of stock of any class, convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets, or other rights, superior to any such preference or priority of the Series A Preferred Stock; or

         (c) Reclassify any class or series of any Common Stock or any other shares of stock hereafter created junior to the Series A Preferred Stock into shares having any preference or priority as to dividends, liquidation or other right superior to any such preference or priority of the Series A Preferred Stock.

         Resolved Further, that the Chairman of the Board and the Secretary of the Corporation hereby are authorized and directed to prepare, execute, verify, file and record a certificate of determination of rights, privileges and preferences in accordance with the foregoing resolutions and the provisions of Michigan law.

         The authorized number of shares of Series A Preferred Stock is 285,714, none of which has been issued.


Dated:  November 30, 1994


                                          /s/ C. Arnold Curry
                                          --------------------------------------
                                          C. Arnold Curry, Chairman



                                          /s/ Allan J. Hammer
                                          --------------------------------------
                                          Allan J. Hammer, Secretary





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